Exhibit 99.2

                                                                                    NEWS
93 West Main Street, Clinton, CT 06413

Connecticut Water Company asks to lower customer bills
Also plans to delay next rate filing until 2010

Clinton, Connecticut, April 30, 2009 — The Connecticut Water Company (CWC) has filed an application with Connecticut’s Department of Public Utility Control (DPUC) for permission to reduce customers’ water bills for the last six months of 2009. CWC is a regulated public water utility with more than 88,000 customers, or about 300,000 people in the state of Connecticut, and is a subsidiary of Connecticut Water Service, Inc. (NASDAQ:CTWS). CWC is proposing to place a temporary credit on customer bills from July 1 to December 31, 2009, and delay its next rate case filing.
According to Connecticut Water’s President and CEO, Eric W. Thornburg, the Company is sensitive to the challenges facing its customers and lowering customer bills is the right thing to do. Mr. Thornburg states, “The current economy is widely accepted as the most challenging in recent times and Connecticut Water recognized the need to take unprecedented action — voluntarily proposing to reduce customer bills for six months and delaying the Company’s next rate filing until January 2010. It typically takes about six months for a rate proceeding so it is unlikely that new rates would go into effect until the second-half of 2010. Our goal is to help our customers without affecting service quality and sustainability.” The proposed credit on bills would equal 1.8 percent of a customer’s bill for water usage and all residential, commercial, industrial, and municipal customers would benefit from the credit.
The Connecticut Office of Consumer Counsel (OCC), which is a party to the settlement of the Company’s 2006 rate case, supports the Company’s proposal in testimony provided to the DPUC. The OCC’s testimony states, “The OCC was approached by CWC with a unique and favorable ratemaking approach that could provide ratepayers with a favorable financial outcome during these extremely difficult economic times that are facing many Connecticut households.”
The proposal to temporarily credit bills and delay the next rate case filing is based on adjusting certain depreciation rates and passing along the expense reduction to customers and requires DPUC approval. Depreciation allows the Company to recover the original cost of infrastructure over its useful life, and by extending the assumed useful life of infrastructure depreciation costs can be spread over more years thereby reducing the annual expense. The proposed credit will not have an impact on the Company’s earnings in 2009 because the temporary credit is being offset by a reduced expense.
After the temporary credit is eliminated on December 31, 2009, the Company will use the reduced depreciation expense to delay its next rate case filing. Under the terms of the settlement agreement in the Company’s last rate case, CWC cannot seek implementation of higher customer rates prior to January 1, 2010. The Company is now proposing to extend the stay out period for six additional months to July 1, 2010. The Company plans to file its next rate case early in 2010 with new rates going into effect after July 1, 2010.  This would delay the general rate increase until the following fiscal year for municipalities.
The timing of a temporary credit on customers’ bills would coincide with the addition of a Water Infrastructure Conservation Adjustment (WICA) surcharge on the bills. The proposed credit however, would more than fully offset the amount of the infrastructure surcharge in 2009. According to Mr. Thornburg, “We maintain our commitment to replace aging infrastructure to ensure reliable service, high quality water, and preserve natural resources through replacement of aging pipe.”
Mr. Thornburg notes that spending on infrastructure will also create jobs in this troubled economy. He cited information provided by Dr. Stan McMillen, Managing Economist at Connecticut Department of Economic and Community Development, that CWC’s infrastructure spending in 2009 will create an estimated 157 new construction and support jobs.
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News media contact:

Daniel J Meaney, APR,
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669 8630 Ext. 3016

This news release may contain certain forward-looking statements regarding the Company’s results of operation and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.

Regulated water companies, including Connecticut Water, are subject to various federal and state regulatory agencies concerning water quality and environmental standards.  Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant.  The ability to maintain our operating costs at the lowest possible level, while providing good quality water service, is beneficial to customers and stockholders.  Profitability is also dependent on the timeliness of rate relief to be sought from, and granted by, the DPUC, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, customer demand and related conservation efforts, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, compliance with environmental and water quality regulations, and the outcome of litigation matters, including the Unionville division well field dispute..  From time to time, the Company may acquire other regulated and/or unregulated water companies.  Profitability is often dependent on identification and consummation of business acquisitions and the profitable integration of these acquired businesses into the Company’s operations, including the January 2009 acquisition of Ellington Acres.  The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases and the successful extensions and expansion of our service contract work.  We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.